EXHIBIT 24
POWER OF ATTORNEY
POWER OF ATTORNEY
     Know all by these presents, that the undersigned hereby authorizes Brian E. Farley, Mohan Sancheti and Cindee Van Vleck of VNUS Medical Technologies, Inc. (“VNUS”), to execute for and on behalf of the undersigned, in the undersigned’s capacity as a Section 16 reporting person of VNUS, Forms 3, 4 and 5, and any amendments thereto, and cause such form(s) to be filed with the United States Securities and Exchange Commission and The NASDAQ Stock Market. The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do personally present, with full power of substitution or revocation, hereby ratifying and confirming all that each such attorney-in-fact, or such attorney’s-in-fact substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is VNUS assuming, any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended or the rules promulgated thereunder.
     This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned’s holdings of, and transactions in, securities issued by VNUS, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.
     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 2nd day of October, 2007.

/s/ William Franklin

William Franklin